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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cerprobe Corporation:


We consent to incorporation by reference in the registration statements (No. 33-8348, No. 33-65200 and No. 333-03015) filed on Form S-8 and No. 333-34493 on
Form S-3 of Cerprobe Corporation of our report dated February 2, 1999, relating to the consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Cerprobe Corporation.



Phoenix, Arizona
March 30, 1999